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                DIVIDEND DISBURSING AND TRANSFER AGENT AGREEMENT

                                     BETWEEN

                           FBL MONEY MARKET FUND, INC.

                                       AND

                          PFS MANAGEMENT SERVICES, INC.



     This Dividend Disbursing and Transfer Agent Agreement made this 23rd day of February between FBL MONEY MARKET FUND, INC., a Maryland corporation (hereinafter called the "Fund"), and PFS MANAGEMENT SERVICES, INC., a Delaware corporation (hereinafter called the "Agent");

                                   WITNESSETH:
     WHEREAS, the Fund desires to enter into a Dividend Disbursing and Transfer Agent Agreement with Agent under which Agent will provide the services as set forth in detail in this Agreement, and Agent is desirous of providing such services upon the terms and conditions hereinafter provided,

     NOW, THEREFORE, in consideration of the mutual covenants herein contained, it is agreed as follows:

          1. The Agent shall perform all the usual and ordinary services of stock transfer agent and dividend disbursing agent for the Fund, including those hereinabove set forth. The Agent shall:

               (a) keep the stock transfer books or records of the Fund and addresses of all shareholders, the number and date of issuance of full and fractional shares held by each, the number and date of certificates for the shares and the number and date of cancellation of each share and each certificate surrendered for cancellation;

               (b) handle the issuance and redemption of Fund shares;

               (c) effect and record shareholder transfers of ownership and changes in forms of registration;

               (d) cause all shareholder reports and proxies to be properly addressed and mailed in connection with shareholders meetings;

               (e) tabulate all proxies; and

               (f) prepare and mail all required shareholder federal and state and other income tax information forms.


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          2.   The Agent shall also act as the Fund's dividend agent in
     allocating and causing ordinary dividends and capital gains distributions to be disbursed to shareholders.

          3. For its services specified above, the Fund shall pay to the Agent fees as provided in Exhibit A which is attached hereto and made a part hereof. Such fees shall be paid by the Fund monthly.

          4. The Agent shall administer all periodic withdrawal plans relating to Fund shares and receive such compensation therefor as may be provided from time to time in the then current prospectus of the Fund.

          5. The Agent agrees to act in good faith in furnishing the services provided for herein. At the Agent's option it may furnish all necessary facilities and personnel directly or it may retain a separate organization for the purpose of performing all or any portion of the Agent's obligations under this Agreement. The Agent assumes no responsibility under this Agreement other than to render in good faith the services called for hereunder.

          6. The Agent agrees that in all matters relating to the services to be performed by it hereunder, it will use its best efforts to act in conformity with the terms of the Articles of Incorporation, By-Laws, Registration Statement and current Prospectus of the Fund. Each of the parties agrees that in all matters relating to the performance of the Agreement, it will use its best efforts to conform to and comply with the requirements of the federal Investment Company Act of 1940 and all other applicable federal, state or other laws and regulations.

          7. To the extent required by Section 31 of the Investment Company Act of 1940 and the rules and regulations thereunder, Agent agrees that all records maintained by it (or its sub-agent) relating to the services to be performed by Agent under this Agreement are the property of the Fund and will be preserved and surrendered promptly to the Fund on request.

          8. The services of the Agent as provided herein are not to be deemed to be exclusive, and it shall be free to render services of any kind to any other group, firm, individual or association, including other investment companies, and to engage in any other business or activity.

          9. This Agreement, including Exhibit A hereto, may be amended at any time by mutual written consent of the parties.

          10. This Agreement shall be effective as of the date of execution, and may be terminated by either party hereto upon sixty (60) days' written notice given by one to the other, provided that no such notice of termination given by the Agent to the Fund shall be effective unless and until a substitute person or entity has been engaged by the Fund to perform the services required hereunder for the Fund, or the Fund has certified to the Agent that other arrangements have been made by it to provide such services.


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     IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly authorized and their respective corporate seals to be hereunto affixed, as of the day and year first above written.


                                        FBL MONEY MARKET FUND, INC.


ATTEST:                                 ---------------------------------------


-----------------------------------

                                        PFS MANAGEMENT SERVICES, INC.


ATTEST:                                 ---------------------------------------


-----------------------------------



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                                    EXHIBIT A

                                       TO

                    SHAREHOLDER SERVICE, DIVIDEND DISBURSING
                          AND TRANSFER AGENT AGREEEMENT
                                     BETWEEN
                           FBL MONEY MARKET FUND, INC.
                                       AND
                     FBL INVESTMENT ADVISORY SERVICES, INC.
                                SEPTEMBER 1, 1995


ANNUAL PER ACCOUNT MAINTENANCE FEE:          $9.00

An annual minimum account maintenance fee of $12,000 applies to each fund/cusip.

ACTIVITY FEES:
     Closed Account Fee                       1.50
     New Account Set Up                       3.00
     Transaction Fee                          1.00
     ACH Fee                                   .25
     Telephone Call                           1.00
     Letter Fee                               1.50
     Check Writing Fee                         .05

The annual account maintenance fee is payable monthly at the rate of 1/12 of the annual fee per fund portfolio account. Activity fees will be paid monthly.

In addition, each Fund Portfolio will pay each month out-of-pocket expenses incurred or advances made by FBL Investment Advisory Services, Inc. under the Shareholder Service, Dividend Disbursing and Transfer Agent Agreement. These items include, but are not limited to, postage, envelopes, checks, continuous forms, reports and statements, telephone, telegraph, stationary, supplies, costs of outside mailing firms, record storage and media for storage of records (e.g., microfilm, computer tapes).

Executed this      1st      day of      September      , 1995.
              -------------        -------------------

                                          FBL MONEY MARKET FUND, INC.

Attest:______________________________     _____________________________________
       Its Assistant Secretary            Its President

                                          FBL INVESTMENT ADVISORY SERVICES, INC.

Attest:______________________________     _____________________________________
       Its Secretary                      Its President